EXHIBIT 4.26

THE WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “US SECURITIES ACT”) OR UNDER ANY STATE SECURITIES OR BLUE SKY LAWS (“BLUE SKY LAWS”). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THIS WARRANT OR THE SECURITIES OR ANY INTEREST THEREIN MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE US SECURITIES ACT AND ANY APPLICABLE BLUE SKY LAWS OR (B) IF THE COMPANY HAS BEEN FURNISHED WITH BOTH AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT NO REGISTRATION IS REQUIRED BECAUSE OF THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER THE US SECURITIES ACT AND APPLICABLE BLUE SKY LAWS, AND ASSURANCES THAT THE TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION WILL BE MADE ONLY IN COMPLIANCE WITH THE CONDITIONS OF ANY SUCH REGISTRATION OR EXEMPTION.

WARRANT TO PURCHASE COMMON SHARES IN THE CAPITAL

OF ADHEREX TECHNOLOGIES INC.

(amalgamated under the Canada Business Corporations Act)

Warrant No.: 72	Ottawa, Ontario
December 19, 2003

This certifies that, for value received, HBM BioVentures (Cayman) Ltd. (“Holder”) is entitled to purchase from Adherex Technologies Inc., a corporation amalgamated under the Canada Business Corporations Act (the “Company”), up to FOUR MILLION, SIX HUNDRED AND FORTY-TWO THOUSAND, EIGHT HUNDRED AND FIFTY-EIGHT (4,642,858) fully paid and non-assessable common shares (the “Common Shares”) in the capital of the Company at an exercise price of CDN $0.43 per Common Share (the “Exercise Price”), subject to adjustment as herein provided. This Warrant may be exercised by Holder at any time on or before 5:00 pm (Ottawa time) (the “Expiry Time”) on December 19, 2008 (the “Expiry Date”) after which Exercise Date (as hereinafter defined) all rights under this Warrant shall terminate and be of no further force or effect.

This Warrant is subject to the following provisions, terms and conditions:

1. Exercise of Warrant.

(a) Exercise for Cash. The rights represented by this Warrant may be exercised by the Holder, in whole or in part (but not as to a fractional Common Share), at any time prior to the Expiry Time on the Expiry Date, by the surrender of this Warrant (properly endorsed, if required, at the Company’s principal office in Ottawa, Ontario, or such other office or agency of the Company as the Company may designate by notice in writing to the Holder at the address of such Holder appearing on the books of the Company at any time within the period above named), and upon payment to it by certified cheque, bank draft, wire transfer or cash of the purchase price for such Common Shares. The Company agrees that the Common Shares so purchased shall have been and are hereby deemed to be issued to the Holder as the record owner of such Common Shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such Common Shares as aforesaid (the “Exercise Date”). Certificates for the Common Shares so purchased shall be delivered to the Holder within a reasonable time, not exceeding ten (10) business days, after the rights represented by this Warrant shall have been so exercised, and, unless this Warrant has expired, a new Warrant representing the number of Common Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be delivered to the Holder within such time. The Company may require that any such new Warrant or any certificate for Common Shares purchased upon the exercise hereof bear legends substantially similar to those contained on the face of this Warrant.

(b) Cashless Exercise. Upon receipt of a notice of cashless exercise, the Company shall deliver to the Holder (without payment by the Holder of any exercise price) that number of Common Shares that is equal to the quotient obtained by dividing (x) the value of that portion of the Warrant exercised on the date that the

Warrant shall have been surrendered (determined by subtracting the aggregate Exercise Price for the Common Shares in effect on the Exercise Date from the aggregate Current Market Price (as defined in section 5(g)) for the Common Shares) by (y) the Current Market Price. A notice of “cashless exercise” shall state the number of Common Shares as to which the Warrant is being exercised.

2. Transferability of this Warrant. This Warrant is issued upon the following terms, to which Holder consents and agrees:

(a) Until this Warrant is transferred on the books of the Company, the Company will, and shall be entitled to, treat the Holder of this Warrant registered as such on the books of the Company as the absolute owner hereof for all purposes without being affected by any notice to the contrary.

(b) This Warrant may not be exercised, and this Warrant and the Common Shares underlying this Warrant shall not be transferable, except in compliance with all applicable provincial, state and federal securities laws, regulations and orders, and with all other applicable laws, regulations and orders.

(c) The Warrant may not be transferred, and the Common Shares underlying this Warrant may not be transferred, to persons in the United States or to U.S. Persons (as that term is defined in Regulation S under the United States Securities Act of 1933, as amended (the “US Securities Act”) without the Holder obtaining an opinion of legal counsel satisfactory in form and substance to the Company’s legal counsel stating that the proposed transaction will not result in a prohibited transaction under the US Securities Act, and all other applicable state and federal securities laws, regulations and orders. By accepting this Warrant, the Holder agrees to act in accordance with any conditions reasonably imposed on such transfer by such opinion of legal counsel.

(d) Neither the issuance of this Warrant nor the issuance of the Common Shares underlying this Warrant have been registered under any Canadian provincial securities laws, the US Securities Act or any US state securities laws.

3. Certain Covenants of the Company. The Company covenants and agrees that all Common Shares which may be issued upon the exercise of the rights represented by this Warrant, upon issuance and full payment for the Common Shares so purchased, will be duly authorized and issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue hereof, except those that may be created by or imposed upon the Holder or its property. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, free of preemptive or other rights, for the exclusive purpose of issue upon exercise of the rights evidenced by this Warrant, a sufficient number of Common Shares to provide for the exercise of the rights represented by this Warrant.

4. Adjustment of Exercise Price and Number of Common Shares. The Exercise Price (and the number of Common Shares purchasable upon exercise in the case of paragraphs 4(a) and 4(b)), shall be subject to adjustment from time to time in the events and in the manner provided as follows:

(a) Common Share Reorganization. If and whenever at any time after the date hereof and prior to the Expiry Time on the Expiry Date the Company shall:

(i) issue Common Shares or securities exchangeable for or convertible into Common Shares to holders of all or substantially all of its then outstanding Common Shares by way of stock dividend or other distribution other than an issue of Common Shares to holders of Common Shares who exercise an option to receive dividends in shares in lieu of receiving dividends paid in the ordinary course, or

(ii) subdivide, redivide or change its outstanding Common Shares into a greater number of Common Shares, or

(iii) consolidate, reduce or combine its outstanding Common Shares into a lesser number of Common Shares,

(any of such events in subparagraphs 4(a)(i), 4(a)(ii) and 4(a)(iii) being a “Common Share Reorganization”), then the Exercise Price shall be adjusted as of the effective date or record date, as the case may be, at which the holders of Common Shares are determined for the purpose of the Common Share Reorganization by multiplying the Exercise Price in effect immediately prior to such effective date or record date by a fraction, the numerator of which shall be the number of Common Shares outstanding on such effective date or record date immediately before giving effect to such Common Share Reorganization and the denominator of which shall be the number of Common Shares outstanding as of the effective date or record date immediately after giving effect to such Common Share Reorganization (including, in the case where securities exchangeable for or convertible into Common Shares are distributed, the number of Common Shares that would have been outstanding had such securities been fully exchanged for or converted into Common Shares on such record date or effective date). From and after any adjustment of the Exercise Price pursuant to this paragraph 4(a), the number of Common Shares purchasable pursuant to this Warrant Certificate shall be adjusted contemporaneously with the adjustment of the Exercise Price by multiplying the number of Common Shares then otherwise purchasable on the exercise thereof by a fraction, the numerator of which shall be the Exercise Price in effect immediately prior to the adjustment and the denominator of which shall be the Exercise Price resulting from such adjustment.

(b)	Rights Offering. If and whenever at any time after the date hereof and prior to the Expiry Time on the Expiry Date the Company shall fix a record date for the issue of rights, options or warrants to all or substantially all of the holders of Common Shares under which such holders are entitled, during a period expiring not more than 45 days after the record date for such issue (“Rights Period”), to subscribe for or purchase Common Shares or securities exchangeable for or convertible into Common Shares at a price per share to the holder of less than 95% of the Current Market Price (as defined in paragraph 5(g) below) for the Common Shares on such record date (any of such events being called a “Rights Offering”), then the Exercise Price shall be adjusted effective immediately after the end of the Rights Period to a price determined by multiplying the Exercise Price in effect immediately prior to the end of the Rights Period by a fraction:

(i) the numerator of which shall be the aggregate of:

(1)	the number of Common Shares outstanding as of the record date for the Rights Offering, and

(2)	a number determined by dividing either

(A) the product of the number of Common Shares issued or subscribed for during the Rights Period and the price at which such Common Shares are offered, or, as the case may be,

(B) the product of the exchange or conversion price per share of such securities offered and the number of Common Shares for or into which the securities so offered pursuant to the Rights Offering have been exchanged or converted during the Rights Period, by the Current Market Price of the Common Shares as of the record date for the Rights Offering; and

(ii) the denominator of which shall be the number of Common Shares outstanding after giving effect to the Rights Offering and including the number of Common Shares actually issued or subscribed for during the Rights Period upon exercise of the rights, warrants or options under the Rights Offering or upon the exercise of the exchange or conversion rights contained in such exchangeable or convertible securities under the Rights Offering.

If the Holder has exercised any of the Warrants during the period beginning immediately after the record date for a Rights Offering and ending on the last day of the Rights Period, the Holder shall, in addition to the Common Shares to which the Holder is otherwise entitled upon such exercise of the Warrant herein, be entitled to that number of additional Common Shares equal to the result obtained when the difference, if any, resulting from the subtraction of the Exercise Price as adjusted for such Rights Offering pursuant to this paragraph 4(b) from the Exercise Price in effect immediately prior to the end of such Rights Offering is multiplied by the number of Common Shares purchased upon exercise of the Warrants held by such Holder during such period, and the resulting product is divided by the Exercise Price as adjusted for such Rights Offering pursuant to this paragraph 4(b); provided that the provisions of clause 8 shall be applicable to any fractional interest in a Common Share to which such Holder might otherwise be entitled under the foregoing provisions of this paragraph 4(b). Such additional Common Shares shall be deemed to have been issued to the Holder immediately following the end of the Rights Period and a certificate for such additional Common Shares shall be delivered to such Holder within ten Business Days following the end of the Rights Period.

(c)	Special Distribution. If and whenever at any time after the date hereof and prior to the Expiry Time on the Expiry Date the Company shall issue or distribute to all or to substantially all the holders of the Common Shares:

(i) securities of the Company including rights, options or warrants to acquire shares of any class or securities exchangeable for or convertible into or exchangeable into any such shares or property or assets and including evidences of its indebtedness, or

(ii) any property or other assets,

and if such issuance or distribution does not constitute dividends paid in the ordinary course, a Common Share Reorganization or a Rights Offering (any of such non-excluded events being herein called a “Special Distribution”), the number of Common Shares to be issued by the Company under the Warrants shall, at the time of exercise, be appropriately adjusted and the Holder shall receive, in lieu of the number of Common Shares in respect of which the right is then being exercised, the aggregate number of Common Shares or other securities or property that the Holder would have been entitled to receive as a result of such event if, on the record date therefor, the Holder had been the registered holder of the number of Common Shares to which the Holder was theretofore entitled upon the exercise of the Warrants.

(d)	Capital Reorganization. If and whenever at any time after the date hereof and prior to the Expiry Time on the Expiry Date there shall be a reclassification of Common Shares at any time outstanding or a change of the Common Shares into other shares or into other securities (other than a Common Share Reorganization), or a consolidation, amalgamation, arrangement, merger or take over of the Company with, into or by any other corporation or other entity (other than a consolidation, amalgamation, arrangement, merger or take over which does not result in any reclassification of the outstanding Common Shares or a change of the Common Shares into other securities), or a transfer of the undertaking or assets of the Company as an entirety or substantially as an entirety to another corporation or other entity (any of such events being herein called a “Capital Reorganization”), the Holder, where he has not exercised the right of subscription and purchase under this Warrant prior to the effective date of such Capital Reorganization, shall be entitled to receive, and shall accept upon the exercise of such right for the same aggregate consideration, in lieu of the number of Common Shares to which such holder was theretofore entitled upon such exercise, the aggregate number of shares, other securities or other property which such holder would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof, he had been the registered holder of the number of Common Shares to which such holder was theretofore entitled to subscribe for and purchase; provided however, that no such Capital Reorganization shall be carried into effect unless all necessary steps shall have been taken to so entitle the Holder. If determined appropriate by the board of directors of the Company, acting reasonably and in good faith, and subject to the prior written approval of the Principal Exchange (as hereinafter defined) on which the Common Shares are then listed or quoted for trading, appropriate adjustments shall be made as a result of any such Capital Reorganization in the application of the provisions set forth in this clause 4 with respect to the rights and interests thereafter of the Holder to the end that the provisions set forth in this clause 4 shall thereafter correspondingly be made applicable as nearly as may reasonably be in relation to any shares, other securities or other property thereafter deliverable upon the exercise of any Warrant. Any such adjustments shall be made by and set forth in terms and conditions supplemental hereto approved by the board of directors of the Company, acting reasonably and in good faith.

(e)	If and whenever at any time after the date hereof and prior to the Expiry Time on the Expiry Date, the Company takes any action affecting its Common Shares to which the foregoing provisions of this clause 4, in the opinion of the board of directors of the Company, acting reasonably and in good faith, are not strictly applicable, or if strictly applicable would not fairly adjust the rights of the Holder against dilution in accordance with the intent and purposes thereof, or would otherwise materially affect the rights of the Holder hereunder, then the Company shall execute and deliver to the Holder an amendment hereto providing for an adjustment in the application of such provisions so as to adjust such rights as aforesaid in such a manner as the board of directors of the Company may determine to be equitable in the circumstances, acting reasonably and in good faith. The failure of the taking of action by the board of directors of the Company to so provide for any adjustment on or prior to the effective date of any action or occurrence giving rise to such state of facts will be conclusive evidence that the board of directors has determined that it is equitable to make no adjustment in the circumstances.

5. Calculation Rules and Procedures. The following rules and procedures shall be applicable to the adjustments made pursuant to clause 4:

(a)	The adjustments provided for in clause 4 are cumulative, and shall, in the case of adjustments to the Exercise Price be computed to the nearest one-tenth of one cent and shall be made successively whenever an event referred to therein shall occur, subject to the following paragraphs of this clause 4.

(b)	No adjustment in the Exercise Price shall be required unless such adjustment would result in a change of at least 1% in the prevailing Exercise Price and no adjustment shall be made in the number of Common Shares purchasable upon exercise of this Warrant unless it would result in a change of at least one one-hundredth of a Common Share; provided, however, that any adjustments which, except for the provisions of this paragraph 5(b) would otherwise have been required to be made, shall be carried forward and taken into account in any subsequent adjustment.

(c)	No adjustment in the Exercise Price or in the number of Common Shares purchasable upon exercise of Warrants shall be made in respect of any event described in clause 4, other than the events referred to in subparagraphs 4(a)(ii) and 4(a)(iii), if the Holder is entitled to participate in such event on the same terms, mutatis mutandis, as if he had exercised its Warrants prior to or on the effective date or record date of such event. The terms of the participation of the Holders in such event shall be subject to the prior written approval of the Principal Exchange.

(d)	Notwithstanding any other provision hereof, no adjustment in the Exercise Price shall be made pursuant to this clause 5 in respect of the issue from time to time:

(i)	of Common Shares purchasable on exercise of the Warrants represented by this Warrant;

(ii)	of Common Shares, in the case where the Common Shares are listed or quoted for trading on the Principal Exchange, as dividends paid in the ordinary course to holders of Common Shares who exercise an option or election to receive substantially equivalent dividends in Common Shares in lieu of receiving a cash dividend pursuant to a dividend reinvestment plan or similar plan adopted by the Company in accordance with the requirements of such Principal Exchange and applicable securities laws; or

(iii)	of Common Shares, in the case where the Common Shares are listed or quoted for trading on the Principal Exchange, pursuant to any stock option, stock option plan, stock purchase plan or other benefit plan in force at the date hereof for directors, officers, employees, advisers or consultants of the Company, as such option or plan is amended or superseded from time to time in accordance with the requirements of the Principal Exchange and applicable securities laws, and such other benefit plans as may be adopted by the Company in accordance with the requirements of the Principal Exchange on which the Common Shares are then listed or quoted for trading and applicable securities laws;

and any such issue shall be deemed not to be a Common Share Reorganization or Capital Reorganization.

(e)	If the Company shall set a record date to determine the holders of the Common Shares for the purpose of entitling them to receive any dividend or distribution or any subscription or purchase rights and shall, thereafter and before the distribution to such shareholders of any such dividend, distribution or subscription or purchase rights, legally abandon its plan to pay or deliver such dividend, distribution or subscription or purchase rights, then no adjustment in the Exercise Price or the number of Common Shares purchasable upon exercise of any Warrant shall be required by reason of the setting of such record date.

(f)	As a condition precedent to the taking of any action which would require any adjustment in any of the rights pursuant to this Warrant, including the Exercise Price and the number or class of shares or other securities which are to be received upon the exercise thereof, the Company shall take any corporate action which may be necessary in order that the Company have unissued and reserved in its authorized capital and may validly and legally issue as fully paid and non-assessable all the shares or other securities which the holder of such Warrant is entitled to receive on the full exercise thereof in accordance with the provisions hereof.

(g)	For the purposes of this Warrant Certificate:

“Additional Stock Exchange” means, at any time, each stock exchange in Canada or the United States of America (other than the TSX) on which the Common Shares are listed for trading and on which at least 10% of the total volume of all Common Shares traded in the six months immediately preceding such time have been traded as determined by a nationally or internationally recognized independent investment dealer or investment banker selected by the board of directors of the Company for such purpose, acting reasonably;

“Alternative Trading System” means any trading or quotation system other than the TSX or an Additional Stock Exchange in respect of which trading prices and volumes are publicly accessible for Common Shares;

“Current Market Price” of a Common Share at any date shall be calculated as the price per share equal to the weighted average price at which the Common Shares have traded on the Principal Exchange on which the Common Shares are then listed or posted for trading during the 10 consecutive trading days immediately prior to such date as reported by such Principal Exchange. If the Common Shares are not then traded on a Principal Exchange, the Current Market Price of the Common Shares shall be the fair market value of the Common Shares as the same shall be determined in the good faith discretion of the Board of Directors of the Company, after full consideration of all factors then deemed relevant by such Board in establishing such value, including by way of illustration and not limitation, the per share purchase price of Common Share or price per security convertible into one Common Share of the most recent sale of Common Shares or securities convertible into Common Shares by the Company after the date hereof, all as evidenced by the vote of a majority of the directors then in office. For purposes of this definition, prices on any Additional Stock Exchange or Alternative Trading System (if such exchange or system is quoted in U.S. dollars) on any particular day will be converted to Canadian dollars on the basis of noon spot buying rates for wire transfers in U.S. dollars as announced by the Bank of Canada.

“Principal Exchange” means the TSX or, if the Common Shares are not then listed on the TSX, means the Additional Stock Exchange on which the greatest number of Common Shares were traded in the immediately preceding six months, or, if Common Shares are not then listed on any Additional Stock Exchange, means the Alternative Trading System on which the greatest number of Common Share were traded in the immediately preceding six months;

“TSX” means the Toronto Stock Exchange Inc. operating as the TSX.

(h)	In the absence of a resolution of the board of directors of the Company fixing a record date for any dividend or distribution referred to in subparagraph 4(a)(i) or any Rights Offering or Special Distribution, the Company shall be deemed to have fixed as the record date therefor the date on which such dividend or distribution is effected.

(i)	Any question that at any time or from time to time arises with respect to the amount of any adjustment to the Exercise Price or other adjustments pursuant to clause 0 shall be conclusively determined by a firm of independent chartered accountants, appointed by the Company and acceptable to the Holder, and shall be binding upon the Company and the Holder. Notwithstanding the foregoing, such determination shall be subject to the prior written approval of the Principal Exchange on which the Common Shares are then listed or quoted for trading. In the event that any such determination is made, the Company shall notify the Holder in the manner contemplated in clause 7 describing such determination.

6. Idem. On the happening of each and every such event set out in clause 4, the applicable provisions of this Warrant, including the Exercise Price, shall, ipso facto, be deemed to be amended accordingly and the Company shall take all necessary action so as to comply with such provisions as so amended. In any case in which clause 4 shall require that an adjustment shall be effective immediately after a record date for an event referred to herein, the Company may defer, until the occurrence of such an event:

(a)	issuing to the holder of any Warrant exercised after such record date and before the occurrence of such event, the additional Common Shares issuable upon such exercise by reason of the adjustment required by such event, and

(b)	delivering to such holder any distributions declared with respect to such additional Common Shares after such Exercise Date and before such event;

provided, however, that the Company shall deliver or cause to be delivered to such holder, an appropriate instrument evidencing such holder’s right, upon the occurrence of the event requiring the adjustment, to an adjustment in the Exercise Price or the number of Common Shares purchasable on the exercise of any Warrant and to such distributions declared with respect to any additional Common Shares issuable on the exercise of any Warrant.

7. Notice. At least 7 Business Days prior to the effective date or record date, as the case may be, of any event which requires or might require adjustment in any of the subscription rights pursuant to this Certificate, including the Exercise Price and the number of Common Shares which are purchasable upon the exercise thereof, or such longer period of notice as the Company shall be required to provide holders of Common Shares in respect of any such event, the Company shall notify the Holder of the particulars of such event and, if determinable, the required adjustment and the computation of such adjustment. In case any adjustment for which such notice has been given is not then determinable, the Company shall promptly after such adjustment is determinable notify the Holder of the adjustment and the computation of such adjustment. The Company shall obtain all necessary orders, consents or approvals for the issue and listing of the Common Shares to be issued upon the exercise of the Warrants represented hereby on the stock exchange or stock exchanges, if more than one, on which the Common Shares are then listed.

8. No Fractional Shares. The Company shall not be required to issue fractional Common Shares in satisfaction of its obligations hereunder. If any fractional interest in a Common Share would, except for the provisions of this clause 8, be deliverable upon the exercise of a Warrant, the Company shall in lieu of delivering the fractional Common Shares therefor satisfy the right to receive such fractional interest by payment to the holder of such Warrant of an amount in cash equal (computed in the case of a fraction of a cent to the next lower cent) to the value of the right to acquire such fractional interest on the basis of the Current Market Price at the Exercise Date.

9. No Rights as Shareholders. This Warrant shall not entitle the Holder as such to any voting rights or other rights as a shareholder of the Company.

10. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

11. Amendments and Waivers. The provisions of this Warrant may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Company agrees in writing and has obtained the written consent of the Holder.

12. Notices. All notices or communications hereunder, except as herein otherwise specifically provided, shall be in writing and if sent to the Holder shall be mailed, delivered, or telecopied and confirmed to the Holder at his or her address set forth on the records of the Company; or if sent to the Company shall be mailed, delivered, or telecopied and confirmed to the head office of the Company, or to such other address as the Company or the Holder shall notify the other as provided in this Section.

13. Loss, etc., of Warrant. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant if mutilated, the Company shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

14. Currency. Unless otherwise specified, references to dollar amounts herein are to Canadian dollars.

15. Language. The parties hereto have expressly required that this agreement and all documents, agreements and notices related hereto be drafted in the English language. Les parties aux présentes ont expressément exigé que le présent contrat et tous les autres documents, conventions ou avis qui y sont afférents soient rédigés en langue anglaise.

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IN WITNESS WHEREOF, Adherex Technologies Inc. has caused this Warrant to be signed by its duly authorized officer in the date set forth above.

ADHEREX TECHNOLOGIES INC.

By:
Its:	VICE-PRESIDENT, GENERAL COUNSEL AND
CORPORATE SECRETARY

SUBSCRIPTION FORM

To be signed only upon exercise of Warrant.

The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder,                      common shares in the capital of Adherex Technologies Inc. (the “Shares”) to which such Warrant relates and herewith makes payment of CDN$             therefor in cash, certified check, bank draft or wire transfer and requests that a certificate evidencing the Shares be delivered to,                     , the address for whom is set forth below the signature of the undersigned:

Dated:

(Signature)

(Address)

ASSIGNMENT FORM

To be signed only upon authorized transfer of Warrant.

FOR VALUE RECEIVED, the undersigned hereby sells, assigns, and transfers unto                      the right to purchase common shares in the capital of Adherex Technologies Inc. to which the within Warrant relates and appoints                      attorney, to transfer said right on the books of                      with full power of substitution in the premises.

Dated:

(Signature)

(Address)